EXHIBIT 99.1


[GRAPHIC OMITTED]  Smurfit-Stone


For Immediate Release
---------------------

                                         Contact:   Timothy McKenna (investors)
                                                    312-580-4637, 314-746-1254
                                                    Tom Lange (media)
                                                    314-746-1236


                SMURFIT-STONE CONTAINER ANNOUNCES RESTRUCTURING;
                COMPANY WILL SHUT DOWN AND MOTHBALL APPROXIMATELY
                 1.1 MILLION TONS OF CONTAINERBOARD CAPACITY AND
                      400,000 TONS OF MARKET PULP CAPACITY;
            TAKE 4TH QUARTER CHARGE IN THE RANGE OF $300-350 MILLION


CHICAGO, November 24, 1998 --The board of directors of Smurfit-Stone Container Corporation (Nasdaq: SSCC) has approved a major restructuring that will include the shutdown and mothballing of approximately 1.1 million tons, or about 17 percent, of the company's U.S. containerboard mill capacity, and approximately 400,000 tons of market pulp capacity. This is in addition to the currently idled Port St. Joe, Florida, containerboard mill owned by Florida Coast Paper Company LLC, which is 50 percent owned by Stone Container Corporation and has an annual capacity of about 500,000 tons.

     Smurfit-Stone expects to take a one-time charge in the range of $300-350 million during the fourth quarter in connection with the restructuring and other actions associated with the company's recently completed merger. The charge will include the write-down of the value of idled mill capacity, the closure costs and write-down of other manufacturing operations, as well as severance costs associated with reducing manufacturing employment and eliminating overhead costs. The actual amounts to be included in the charge will be finalized prior to year-end. The company anticipates that the restructuring will reduce Smurfit-Stone's employment by up to 10 percent of the 36,000 total.

     Facilities that will be affected by the restructuring plan will be identified by management and announced in the near future.

     "The restructuring of our operations is the first step in our strategic plan to create the leading paper-based packaging company," according to Dr. Michael W. J. Smurfit, chairman of Smurfit-Stone. "Smurfit-Stone's strategy is to run our integrated container business more profitably with a smaller, more efficient mill system. In addition, we plan to reduce our open-market position and focus our marketing on the most profitable containerboard segments."

     "The restructuring is a difficult action to take, considering the impact it will have on jobs and on communities. However, it contributes significantly to achieving our synergy goals, increasing our competitive edge, and building shareholder value," said Roger W. Stone, president and chief executive officer.

     As a result of the restructuring, Smurfit-Stone's annual U.S. containerboard production capacity will be reduced from approximately 6.8 million tons to about 5.7 million tons. This action will increase to about 90 percent the portion of the company's U.S. containerboard output consumed at Smurfit-Stone's own plants and will significantly reduce SSCC's exposure to the most volatile open markets for containerboard.

Synergies, Divestitures

     Jefferson Smurfit Corporation and Stone Container Corporation closed their merger transaction on November 18 to become Smurfit-Stone Container. The merger and restructuring are expected to generate annual cost savings of at least $350 million, prior to any planned asset divestitures. The majority of these cost savings are expected to be achieved within the next 24 months.

     The company also expects to substantially reduce its debt through divestiture of non-core assets. Prior to the merger, Stone Container sold its Snowflake, Arizona, newsprint operations to Abitibi-Consolidated for approximately $250 million, proceeds of which have been used to retire debt.

     Smurfit-Stone is the industry's leading manufacturer of paper-based packaging, including corrugated containers, folding cartons, industrial bags and other consumer and industrial packaging. It is the largest producer of containerboard, boxboard and kraft paper, and the largest collector, marketer, and exporter of recovered fiber. The company operates more than 300 facilities worldwide.

                                     # # #

     This document contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, about Smurfit-Stone Container Corporation. Although the company believes that, in making any such statements, its expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document, the words "anticipates," "believes," "expects," "intends," and similar expressions as they relate to Smurfit-Stone Container Corporation or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond the control of Smurfit-Stone Container Corporation include: the impact of general economic conditions in the U.S. and Canada and in other countries in which the companies and their subsidiaries currently do business (including Asia, Europe and Latin and South America); industry conditions, including competition and product and raw material prices; fluctuations in exchange rates and currency values; capital expenditure requirements; legislative or regulatory requirements, particularly concerning environmental matters; interest rates; access to capital markets; the timing of and value received in connection with asset divestitures and other corporate transactions; and obtaining required approvals, if any, of debt holders. The actual results, performance or achievement by Smurfit-Stone Container Corporation could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Smurfit-Stone Container Corporation.



                       Smurfit-Stone Container Corporation
               150 North Michigan Avenue, Chicago, Illinois 60601
                       phone 312-580-4637 fax 312-580-3486
                  8182 Maryland Avenue, Clayton, Missouri 63105
                       phone 314-746-1254 fax 314-746-1347